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                          NORTH EAST INSURANCE COMPANY
             482 Payne Road - 4th Floor, Scarborough, ME 04074-8929
                      Box 1418, Scarborough, ME 04070-1418
                   Phone: 207-883-2232    Fax: 207-883-1564





                                                     July 9, 1996


VIA FAX AND FEDERAL EXPRESS
- ---------------------------

Mr. Murry N. Gunty
c/o Lawrence T. Yanowitch, Esq.
Tucker, Flyer & Lewis
1615 L Street, N.W., Suite 400
Washington, DC 20036-5610

Dear Mr. Gunty:

         My fellow Board members and I have received your letter of July 2, which requests that the Board "immediately reconsider the proposed offering and determine as we [Ballantrae?] have, that it is a hasty, ill-advised course of action that is injurious to existing shareholders and the insureds." We have since received your letter of July 8, which criticizes North East for not having yet responded to the July 2 letter, objects to the Company's private placement, proposes a $2.00 per share rights offering (contingent on your receipt of regulatory approval), and contains a thinly veiled threat of legal action against the Company.

         INTERFERENCE IN NORTH EAST'S AFFAIRS. I must tell you that North East objects in the strongest possible terms to your attempt to insert yourselves into the legitimate business decisions of North East.

         It is bad enough that you purport to speak on behalf of the shareholders and insureds of North East at a time when (to our knowledge) you are neither a shareholder nor an insured of the Company. It is simply untenable, however, that you do so at a time when you have not obtained -- or even applied for -- the regulatory approvals required for you to become a controlling person of North East.

         The shares that you are attempting to purchase from Mr. Gershuny are subject to an Order of the Maine Insurance Bureau that prohibits the current owner from exerting any influence or control over the conduct of the business affairs of North East. We do not believe that your purchase contract with Mr. Gershuny gives you a legal basis for exercising powers that Mr. Gershuny is expressly forbidden to possess.

         YOUR "ALTERNATIVE PROPOSAL". Your July 8 letter suggests that North East terminate its private placement and instead commence a rights offering allowing all shareholders to purchase registered North East common stock at $2.00 per share. You say that Ballantrae will commit to purchasing at least 27% of the shares issued through such an offering. As your letter indicates, however,

     "This transaction would be subject to approval of our current Form A application process with the State of Maine and the State of New York, but we anticipate filing our Form A's with both states this week, and we have been told that we will have resolution to this process within 30-60 days (roughly the same [sic] as the August 15, 1996 termination date of the offering)."


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Mr. Murry N. Gunty
July 9, 1996
Page 2

In the meantime, you say Ballantrae would "consider" making a bridge loan to North East for "a portion of the $1.6 million" immediately, before you "finalize the Form A process."

         You seem to assume that North East will welcome your Form A application with open arms and that the Form A process will be wrapped up shortly. This is, at best, an optimistic assessment on your part.

         First, it has been eight weeks since you entered into your May 14 contract to purchase the Gershuny shares, and our Board of Directors has still not seen any Form A application, or even a description of your plans for the Company. Second, you have declined our offer to provide you with a copy of North East's current business plan, and our invitation to meet with the Board following our recent Annual Meeting of Shareholders on June 18. It is difficult to see why our Board should assume -- sight unseen -- that your business plan for North East will be consistent with the plan endorsed earlier this year by the Board. Third, you earlier invited me personally to join in Ballantrae's application at a time when you should have known that this would pose a direct conflict of interest for me, and at the same time threatened to remove management if we did not assist you in your Form A application. Fourth, you have now threatened to sue North East over its decision to pursue capital on a basis independent of your unannounced plans for the Company. Fifth, you know as well as I do that the 30-60 day time frame you cite for obtaining Form A approval is completely unrealistic, particularly if North East fails to endorse your application.

         Based on our prior experience and consultations with regulators, it is apparent that the Form A process would likely entail at least three to four months from the date of your application, even assuming it is ultimately deemed to be "complete" at the time of filing and even assuming no significant opposition from regulators, the Company or another interested party.

         I do not know whether our Board of Directors will endorse or reject your Form A application. We cannot form any final conclusions before seeing the application and having an opportunity to weigh the facts. Neither are we under an obligation, however, to sit around and wait for your application or to assume that it will prove to be in the best interests of the Company and its shareholders. Given all that has transpired to date, we have reason to be skeptical of your assurances that you have the best interests of the other shareholders at heart.

         BASIS FOR OUR PRIVATE PLACEMENT. Over the past few years, North East has explored a number of different alternatives for raising additional capital. I can assure you that North East's present course of action is neither hasty nor ill-advised. Our Board of Directors has determined that the raising of additional capital at this time through the private placement would be beneficial to the Company and in the long-term interests of its shareholders and policyholders. Moreover, should your Form A application fail or be abandoned for any reason, this offering will provide the Company with funds to seek a purchase of the Gershuny block of shares and, perhaps, the First National Life & Casualty block of shares.

         The Private Placement Memorandum speaks for itself. Under the circumstances, I see no need to further justify to you the Board's business decisions regarding this matter.

         TIMING OF THIS RESPONSE. Even as the Company was preparing a response to your July 2 letter, we received your July 8 letter complaining that we were "ignoring" you. For the benefit of some of the 17 other people listed as


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Mr. Murry N. Gunty
July 9, 1996
Page 3

receiving cc's of your letter, I will remind you that on Wednesday, July 3 our legal counsel advised your legal counsel, in writing (and then by telephone), that a response would not be forthcoming until this week. Neither your July 2 letter nor your legal counsel gave us reason to suspect that this time frame was unreasonable, particularly in light of the long holiday weekend. Yet your July 8 letter states:

      "If the Company insists on ignoring us, we are fully prepared to undertake all options available to us to protect our investment."

Then, just five sentences later, it states:

      "We continue to hope these goals can be achieved with you and your team in place, and would like to work with you toward that end."

      The Company will not permit its actions to be dictated by your threats. If you truly wish to have our support, you will have to earn it.

      The Company awaits receipt of your Form A application seeking regulatory approval to acquire Mr. Gershuny's shares.

                                            Sincerely yours,

                                            NORTH EAST INSURANCE COMPANY

                                            /s/ Robert G. Schatz

                                            Robert G. Schatz
                                            President and Chairman of the Board


cc: Board of Directors of North East
      Thomas M. Record, Esq.